Exhibit 99.1

INTERLINK ELECTRONICS

Moderator: Mr. Michael Thoben

March 23, 2005

1:30 pm. PST

Operator:	Welcome to the Interlink Electronics Fourth Quarter Financial Results Conference Call. All participants will be able to listen only until the question and answer session. This conference is being recorded. If you have any objections, you may disconnect at this time.

I would like to introduce the host for today’s call, Mr. Michael Thoben, Chairman, CEO and President, along with Mr. Paul Meyer, Chief Financial Officer. Mr. Meyer, you may begin.

Mr. Meyer:	Thank you, and welcome to the Interlink Electronics Conference Call for the 2004 Fourth Quarter and Yearly Financial Results.

In a moment, Michael Thoben, our Chairman, CEO and President, will give you an overview of the Company’s performance for the quarter and for the 2004 Year. Following that, I will present an analysis of our financial results and expectations and then we will open the call for questions.

Before I turn the call over to Michael, I would like to present our Safe Harbor Statement.

Some of our comments today will contain certain forward-looking statements. There are a number of factors that could cause actual results to differ materially from these forward-looking statements. For a description of those factors, we refer you to today’s press release, our recent 10-Q’s and our most recent 10-K.

Now I will turn it over to Michael.

Mr. Thoben:	Hello everyone, and thank you for joining the call today.

On March 9th, the Company provided updated revenue and earnings guidance for the fourth quarter and full year 2004. The audited results that we will be discussing today are in line with that guidance.

Consolidated revenues for the three months ending December 31, 2004 totaled $9.7 million, up 1% sequentially over the third quarter of 2004 and up 11% when compared to the same period in 2003.

Revenue for the full year 2004 equaled $35.4 million. This is a 14% increase over the $31 million recorded in 2003. This acceleration in growth came in the back half of the year as a result of several major contracts the company has recently won in our new high growth markets. I will speak in more detail regarding the Company’s views of these contracts and the opportunities for growth as I cover the respective business segments later in the call.

As previously announced, three events adversely affected our fourth quarter.

First, the company elected not to record a “bill and hold” sale that took place in the fourth quarter. Instead, the revenue from that contract will record as product is shipped by Interlink directly to the end customer in the future.

Second, we encountered audit adjustments related to product margins and inventory value of approximately $260,000 in the fourth quarter, and Paul will speak in more detail on this issue shortly.

And finally, in the fourth quarter, we incurred costs in excess of $720,000 associated with the mandatory compliance of Sarbanes-Oxley Act of 2002.

As a result of these three issues, Interlink recorded a loss in the fourth quarter of $1.1 million or $.08 per diluted share and a loss for the year of $2.3 million or $.19 per diluted share.

Ongoing costs associated with Sarbanes-Oxley are expected to be considerably less than what we incurred in the fourth quarter of 2004; yet it is too soon for us to accurately forecast our ongoing costs.

In a few moments, Paul will give you further details on our financial results for the fourth quarter and 2004. Prior to that discussion, I would like to spend a few moments overviewing our progress in each of our business segments.

First, the Business Communications segment:

In 2004, consolidated Business Communication segment achieved worldwide revenue of $20.1 million representing a 4.2% year over year growth. This growth was driven by a combination of strong performance in the OEM segment, as well as sequential quarterly revenue growth in our branded products segment.

In the fourth quarter, consolidated Business Communication segment achieved $5.3 million, down slightly from the Q3 performance of 2004. While the branded segment provided sequential revenue growth, the OEM segment experienced revenue softness, especially in Japan. This resulted in a slight reduction in revenue and margin in the fourth quarter.

Sales from our Business Communication segment represent 58% of our total revenue in 2004 and 54% of the Company’s fourth quarter revenue.

Business Communication’s revenue is derived from two product lines – OEM wireless products that are designed, manufactured and distributed to our world class OEM’s under their names, and a line of Interlink Electronics’ own branded presentation products and communication tools.

The market dynamic and financial performance of each of these segments is unique enough that I will address them separately.

First, I’ll address what we are seeing in the Business Communication OEM segment:

Business Communications OEM revenue worldwide reached $15.1 million, up 20% from 2003. This significant year-to-year growth is indicative of our strength in this market, as well as the total market unit growth in 2004. While sales were exceptionally strong in the first three quarters of 2004, our fourth quarter worldwide OEM revenue was $3.5 million. This is down sequentially from our record third quarter yet still up 3% over the fourth quarter of 2003.

While overall presentation projector unit volumes worldwide continue to grow in excess of 30%, the industry continues to move away from conference room or fixed installation projectors to “ultra portables” or more “value priced projectors.” This dynamic has placed continuous margin pressure in ASP’s on the Company for the last 3 or 4 years. We anticipate this trend will continue in the future.

We are anticipating going forward, we will see a continuation of unit growth, outpacing revenue growth and thus, we are currently anticipating Business Communication OEM annual revenue will be slightly down from that of 2004. The first quarter historically reflects seasonality declines followed by improving quarters in the back half of the year.

Moving to the Business Communications branded products segment:

In early 2004, we made the decision to stop selling our Interlink branded products directly to the consumer retail channels, and place more emphasis on the specialty channels that support presentation products. Over the course of the last four quarters, we have sequentially grown revenue each quarter. Revenue in the fourth quarter in our branded segment totaled $1.7 million, or up 21% over the third quarter of 2004.

While the year over year revenue comparison shows that the branded business declined, it’s important to notice that the sequential quarterly growth took place over the last four quarters. Our move away from the consumer retail channel to the specialty distribution channel has brought with it consistent growth, margin improvements, lower channel costs, and improved DSO’s.

To maintain our branded products growth, we will continue to provide innovative presentation-oriented products. One of our newest products is “GoSpeak” which began shipping late in the fourth quarter. GoSpeak is an ultra-portable voice-amplification system, capable of projecting voice or audio to audiences of up to 200 people in high quality, omni-directional sound. At an extraordinarily slim 2½ inches, GoSpeak slips easily into a laptop computer-size bag and takes only seconds to set up. The product is just being evaluated by numerous trade magazines and is already receiving exceptional reviews for its unique design and patented technologies.

Looking forward into 2005, we anticipate Business Communication branded business will continue to grow sequentially with an annual growth rate in the 25 to 35 percent range.

As we have experienced each year in the first quarter, the consolidated Business Communication segment will show a slight decline because of the seasonality of the OEM business. Annually, we anticipate Business Communication combined revenue to be on par with what we experienced in 2004.

Now I would like to move on to Home Entertainment.

Fourth quarter revenue for Home Entertainment was $1.5 million, up 197% from the $507,000 in the fourth quarter of 2003 and 6% up in the third quarter of 2004. For 2004, revenues in the Home Entertainment segment, we grew to $4.2 million or up 73% year over year.

Much of this growth was attributed to initial shipments to remote controls to numerous manufacturers of Home Entertainment advanced viewing devices, such as front- and rear-projection TV, Plasma displays and large format LCDs. Our partnership with Dell continued to provide strong growth during the fourth quarter. Our success with Dell also provides a foundation to showcase our design capabilities and technologies to other advanced viewing device manufacturers. Our recently announced contract with Acer, a leading Taiwanese manufacturer of advanced viewing devices, is directly attributed to this success.

The flat panel viewing device market continues to expand. In fact, according to PMA, our addressable market is forecast to grow from 10.7 million units in 2004 to 28.9 million units in 2007. This industry-wide growth is attracting many new entrants, all attempting to differentiate their flat panel viewing devices. While much is often said about brightness or sharpness as a differentiator, our success with Dell and Acer have demonstrated that intuitive technologies and unique designs are also winning differentiators.

We are growing our engineering, operations, product marketing and sales presence in Asia to optimize the Flat Panel viewing device opportunity. These actions, combined with our traditional relationships with computer and consumer electronics manufacturers, continue to differentiate Interlink from our competitors.

Additionally, as previously discussed, our partnerships with advanced viewing device chipset manufacturers has been a critical component to our success in this segment. Our joint efforts with Pixelworks continues to help us gain access to a very broad spectrum of Flat Panel viewing device manufacturers. Our collaborative efforts on reference designs has had us involved in early stage projects with several Flat Panel manufacturers. We expect to be able to discuss these projects with you over the next few quarters.

Looking forward to 2005, we anticipate robust revenue growth in the Home Entertainment segment. While the timing of quarterly revenue is dependent on our customers’ rollout plans, we currently anticipate annual revenue growth in the 80 to 100% range. With Home Entertainment margins showing slight improvement over the fourth quarter and settling somewhere in the low 30’s as production is fully implemented in China and the efficiencies of larger scale manufacturing are achieved.

Now I would like to move on to E-Transactions.

In the fourth quarter, E-Transactions grew 12% sequentially over the third quarter of 2004 and up 28% for the year. We are pleased with the market acceptance and adoption we are seeing in the electronic signatures space. We are emerging from a “market of educational phase” or “early adopter phase” where we’ve been the last several years to a more receptive, and more knowledgeable, customer base.

Interlink continues to be the choice for financial service providers, to automate their paper based transaction systems.

In the branch banking space, Wells Fargo is the first major U.S. bank broadly deploying our technology. Other key banks include World Savings Bank and Nationwide Building Society in the U.K. Together with numerous small bank wins, through our partnerships such as Fiserv, S1, Fincentric, and Unysys, we have sold in more than 25,000 seats of our signature technology into the banking industry. In 2005, we expect to secure additional wins at 2 to 3 major banks, along with numerous smaller institutions.

In the Automotive Financing space, Interlink has also become the standard for e-contracting. With the potential of 24,000 auto dealerships nationwide, we are enabling car buyers and dealers to execute electronic finance contracts through our partnerships with DealerTrack and eOriginal. DealerTrack has been a real pioneer in the e-contracting application space, and a similar platform is now being developed by RouteOne. RouteOne is a consortium between GM, Ford, DaimlerChrysler, and Toyota. We anticipate similar success with RouteOne as they begin their deployment of e-contracting at the dealership level. Over the last couple of years we have also deployed similar solutions directly to Ford Credit, Toyota, Nissan, and Infinity.

Developing core competencies in the automotive financing space directly translates the competencies required to serve the needs of the emerging e-mortgage market.

In 2005, Mortgage Bankers Association estimates that mortgage originations will total $2.5 trillion dollars. Stewart Title is spearheading an initiative to put E-Closing Rooms in all of their offices across the country to enable electronic mortgage closing. In the E-Closing Room, Stewart Title is bringing the vision of paperless closing to reality. Here, we are working in conjunction with the National Notary Association to provide electronic signing, journal entries, and notarization capabilities. Through the NNA’s ENJOA product, Interlink technologies will be at the center of the application. We are engaged in several pilots in this industry and expect to see e-mortgage deployment beginning in the second half of 2005.

Separately, but also through the National Notary Association, Interlink’s technology is being deployed at all of the law enforcement agencies throughout the State of Ohio, approximately a thousand locations, to produce Identity Theft Verification Passports. This is an identity card that is issued after an identity theft has taken place. The National Notary Association’s ENJOA system is being used to capture an individual’s signature, fingerprint, and picture, and then embed them in an identity passport card as proof of identity when performing subsequent transactions. This Department of Justice-supported initiative was announced in Ohio last December. With the success of this test program, it should be deployable in other states.

Additionally last year, we launched our new e-signature software program, IntegriSign, an Electronic Signature Software Suite. This new platform makes it easy for customers to deploy basic signature applications, and at the same time, provides sophisticated development tools and capabilities for those clients who want to build a customized application. Coupled with our ePad product family, we believe IntegriSign offers our clients considerably more value and will likely improve the adoption rate of electronic signatures into mainstream business and government applications.

We believe our strong product portfolio, excellent partnerships and premier customer base position us as the market leader for the years to come. We expect annual revenue growth, minimally, in the 60 to 70 percent range in 2005. However, due to the nature of this business, quarter-to-quarter revenue growth may not always be sequential.

And finally, a few comments on the Specialty Components area:

In the fourth quarter, Specialty revenue was $1.52 million, up 3% compared to the $1.12 million in the third quarter of 2004 and up 34% from the fourth quarter of 2003. For the full year, Specialty revenue was $5.2 million, a 13% increase over the $4.6 million in 2003. The revenue growth in 2004 came in the back half of the year as a direct result of our MicroNav family of technologies. This revenue was derived from recent design wins and initial shipments to iRiver and Sonos for MP3 applications and Siemens Mobile for a telephone implementation. Given the normally long design cycles, we are very pleased with MicroNav’s early design wins and the revenue acceleration that has occurred as a result of that.

As a reminder to you, our MicroNav family is an evolution of our core FSR technology. It includes a 360-degree cursor control module, scroll rings and strips, sensor arrays, and miniature touchpads. These technologies are well suited for use in handheld devices such as cell phones, MP3 players, PDAs, mini PCs, digital cameras, gaming devices, and GPS systems to provide novel or intuitive interfaces that enhance the increasingly sophisticated applications that are running on these devices.

On January 7th, 2005, Bill Gates, in his keynote address at the Consumer Electronics Trade Show in Las Vegas, held up the new iRiver H10 MP3 player and gave it his strong endorsement. iRiver consistently ranks in the top 3 for shipments and revenue for MP3 players. From a feature and function standpoint, the H10 compares favorably to the Apple iPod and is supported by Microsoft Windows Media Player.

We believe our enabling technology has the opportunity to become an iconic symbol associated with iRiver. We also anticipate there will be other iRiver products introduced with our technology in the very near future. Beyond iRiver, we expect to announce other MP3 design wins in 2005 with organizations of similar caliber.

Sonos has launched a digital music system enabling consumers to wirelessly play digital music in multiple areas of their home. We are providing Sonos with a ring sensor that is the centerpiece of their unique wireless music controller. By design, it has a very similar look and feel to that of the Apple iPod. This is significant to us as it associates our technology with the form and function of this popularized input design. However, our patented technology offers important benefits to the manufacturer in terms of its lower power consumption, thinness for integration, and lower cost.

Overall, we are very bullish on this market opportunity associated with MicroNav. We expect to see production revenue from several new projects in the next few quarters. We anticipate seeing quarterly sequential growth and an annual growth rate minimally in the 25 to 35% range with significant upsides depending on individual product rollout schedules later this year and the market successes of each of those products.

Now I would like to pause, turn it over to Paul for some additional financial detail.

Mr. Meyer:	Thank you Michael.

Before discussing the results for the fourth quarter, I would like to address the restatements of our quarterly results for the first, second and third quarters of 2004.

As I am sure most of you are aware, Rule 404 of the Sarbanes-Oxley Act of 2002 requires us to perform a very detailed analysis of our internal control system and to have that evaluation re-performed by our auditors to ensure our evaluation was done objectively. These dual tests must adhere to requirements that are applied in equal measure whether you are a Fortune 500 company or Interlink Electronics. No doubt many improvements and efficiencies will be generated from this law; however, it will come at great cost. Through the fourth quarter, we have spent nearly $800,000 and our costs will exceed $1 million before we have completed just the first phase. Against our revenue of 2004, that is about 3% right off the top. Because of the unbalanced impact this has imposed on small public companies, we believe new rules will emerge in the next year or so to modify the requirements for small businesses; however, because our market cap just exceeded the unreasonably low threshold, we were forced to implement this program now and we will continue to bear these costs, both hard dollar and opportunity, for the foreseeable future, hopefully in a more measured fashion.

In the course of our 404 review and annual audit, we uncovered two errors in our previous financial results. The first related to an E-Transactions sale we recorded in the first quarter of 2004 and again in the fourth quarter. We sold ePad product to a customer who asked us to maintain the product in our warehouse and to fulfill to their end users as they were identified. Legal title of the product passed to the customer and we were fully paid in accordance with the terms of the contract. However, due to the nature of the contract, it falls under complex accounting revenue recognition rules as defined by the SEC under what are called “bill and hold” transactions. These guidelines require a transaction to meet 16 different criteria to qualify for revenue recognition. We initially believed the contract met these criteria but after reviewing the contract in the course of the audit and after consultation with our auditors, we agreed that revenue should be recorded when the units leave our warehouse. The resulting restatement reduced our first quarter revenue by $498,000 and increased our second, third and fourth quarter revenue by $74,000, $114,000 and $121,000, respectively. The related gross profit, net earnings and balance sheet effects are further described in our press release dated March 9th and will be disclosed in our Form 10-K scheduled for filing next week.

As mentioned, we entered into a similar contract with the same customer in the fourth quarter, which resulted in an $825,000 reduction in our recorded revenue.

The second error resulting in a restatement related to excessive material costs we incurred in the third quarter. These excessive costs were generated from low production yields and other startup costs associated with the initial volume production of our Home Entertainment remote control and MicroNav products. Our accounting system improperly allocated these costs to inventory rather than cost of sales and overstated our gross margins by $1.2 million in the third quarter and by approximately $260,000 in the fourth quarter.

By definition these restatements will generate what are termed “material weaknesses” in our internal controls as defined by 404 rules. They will be described as such in our 404 report and in our 10-K. However since we have corrected our accounting policies, we believe these weaknesses have been remediated already.

The same rules imposed on Interlink as a whole have also been applied to an even smaller company, our subsidiary in Japan. As you might expect, we will also identify material weaknesses related to this entity.

We should be very clear that the internal control weaknesses disclosed address our accounting system and not our financial results for the year. These have been audited and we expect our 10-K to reflect a clean audit opinion from our independent auditors.

Now, I would like to discuss our performance for the fourth quarter and give you an update on our current business model.

Overall, for the fourth quarter, revenues reached $9.7 million, an 11% increase over the $8.7 million for the fourth quarter of 2003 and up 1% as compared to the third quarter of this year.

Breaking down that sequential performance by business segment:

Business Communications in total was down 3% as compared to the third quarter of this year. This is a combination of a strong performance in our branded sector offset by weakness from our Japan-based OEM business.

OEM products accounted for 37% of consolidated sales this quarter and 67% of Business Communications revenues. On-going strength of the Japanese Yen and low cost production from Taiwanese producers are challenging the competitiveness of our Japanese OEM customers and this is translating into our OEM revenue performance.

However, our branded product revenue was up 21% sequentially from third quarter levels due to the introduction of the new products Michael discussed. Branded products totaled 18% of consolidated sales and 33% of Business Communications sales in the fourth quarter.

Looking into the first quarter of 2005, we anticipate continued weakness from our OEM customer base. For branded products, we expect our typical seasonal slowness offset by the penetration of our new products.

For the year 2005 in Business Communications, we find it difficult to predict how long the downward trend for our Japanese OEMs will last and as discussed previously our average selling prices continue to be under pressure. However, the positive trends we are seeing in the branded segment we believe will continue and so we expect overall Business Communications revenues to be on par with 2004 levels.

Gross margins for Business Communications in the fourth quarter declined slightly to 27% as compared to near 30% earlier in the year and reflect the margin pressure we have discussed previously.

Moving to Home Entertainment: In the fourth quarter, Home Entertainment revenues grew 6% over the record levels of the third quarter of this year due to strong growth from our home entertainment remote control business and reached 16% of our consolidated revenues. For the first quarter of 2005, Home Entertainment will reach yet a new record.

To update our guidance for the 2005 year, we expect the Home Entertainment segment will be our greatest growth driver, yielding year over year growth in the 80 to 90% range; this is an improvement over our previous guidance of growth in the range of 50 to 75%.

However, Home Entertainment gross margins were the most impacted by the margin restatement and grew from a restated negative margin in the third quarter to a gross margin of 26% in the fourth quarter and still has a ways to go to reach our long term target of 30% gross margins.

After adjusting for the “bill and hold” transactions, E-Transactions revenue for the fourth quarter was $1.4 million and accounted for 14% of this quarter’s sales. For the first quarter of 2005, we look to maintain that level of sales as well.

Updating our guidance for 2005 year, our current customer and prospect base lead us to believe that our year over year growth for the E-Transactions segment will exceed 60%; again this is an improvement over our previous guidance of growth exceeding 50%.

Due to certain minimum licensing payments, E-Transactions gross profit margins in the fourth quarter declined slightly to 45%.

Now for Specialty Components: in the fourth quarter we maintained our momentum with the MicroNav product line. Specialty revenues grew 3% over the recent record levels of the third quarter of this year, reaching to $1.5 million for the quarter. For the first quarter of 2005, we could see some slight seasonality typical of a consumer-based business.

As the Specialty Business was also affected by the margin restatement, in the fourth quarter we saw the gross margin increase to 53% from the adjusted margin of 45% in the third quarter.

For the Specialty 2005 revenue expectations, based on our increasing confidence in consumer markets such as the MP3 market, we are raising our guidance to look for overall growth to exceed 20% as compared to our previous guidance of 15 to 20% growth.

Moving back to the consolidated level and looking at the first quarter of 2005 revenues, we anticipate that the persistent softness in our Business Communications-OEM sector combined with some slight seasonality in our more consumer-focused areas will yield total revenues that will be flat to slightly down in relation to the fourth quarter of 2004.

Moving onto the rest of the consolidated business model: gross margins, on a percentage basis, increased to 33.1% in the fourth quarter from the restated 24.5% in the third quarter of 2004 due to a recovery from the excessive production variances discussed earlier related to our high-volume consumer products. Looking forward as we analyze the first quarter projected product mix and utilizing more conservative margin expectations; we look for gross profit margin percentages to stabilize at or just below current levels.

Looking at operating expenses: overall, operating expenses, on a dollar basis, were up 14% as compared to the third quarter of this year. As we are previously committed, we will continue to make the R&D investment necessary to ensure our position as the standard in the emerging high-volume applications in our Specialty, Home Entertainment and E-Transaction markets. However, R&D costs did moderate in the fourth quarter, declining slightly on a dollar basis and reaching 11% of sales from 12% in the third quarter. In addition in the fourth quarter, a slight decrease in our normal SG&A costs was overshadowed by the over $700,000 in Sarbanes-Oxley costs we incurred in that quarter. Unfortunately, since the Sarbanes-Oxley project extended into the first quarter, we will see another several hundred thousand dollars of further implementation costs in our first quarter results.

Given the Sarbanes-Oxley costs incurred in this quarter and the lower gross margin performance, we recorded an operating loss for the quarter of $1.5 million as compared to a restated operating loss of $1.4 million for the third quarter of this year.

Looking into the first quarter, with the lower margin expectations, a relatively consistent mix and the ongoing Sarbanes-Oxley costs, we expect to report a loss for the quarter, however, nowhere near the magnitude of the third or the fourth quarters of 2004.

The net loss for the fourth quarter was also $1.1 million or an $.08 loss per share as compared to a restated net loss of $1.4 million or $.12 loss per share in the third quarter of 2004.

A key bright spot in our quarterly results was our operating cash flow improvement. We used approximately $140,000 to fund our operations as compared to the over $500,000 used in the third quarter of 2004. We did spend approximately $600,000 in the fourth quarter for production tooling and other capital assets; however, these were covered by the additional equity received in stock option exercises.

Year to date, we have improved our DSOs from 100 at year-end to 76 at the end of the fourth quarter of 2004 with improvements in our branded accounts receivable and in our international OEM sales. Inventory turns have improved slightly from 2.3 at the 2003 year-end to 2.5 currently. Our total accounts receivable balance was $8.1 million and the inventory balance was $11.1 million at the end of 2004.

Now, I would like to hand it over to Michael for some closing remarks.

Mr. Thoben:	Thanks, Paul.

In conclusion, I feel we ran a good race in 2004 and at the same time feel we may have stumbled before crossing the goal line.

Through the thousands of man hours and tremendous financial hardships of Sarbanes-Oxley 404, we are emerging a better company with improving financial controls.

Looking forward, it is important to realize how much the world has changed for public companies, especially those companies the size of Interlink’s with its lean structure. While I remain very optimistic about Interlink’s future, I am acutely aware of the competitive challenges that Interlink will face to realize its plan. The combination of increased general and accounting costs and relentless pressure on our margins are critical issues that must be addressed with creativity and hard work to maintain our leadership position in our global markets.

On the opportunity side, we are seeing three new growth markets emerge that will be the future of our company. As we transition into these markets, I am excited by the potential that each of them represents and I look forward to sharing them with you over the course of the next year.

And with that I’ll open the floor to questions.

Operator:	Thank you. If you would like to ask a question, please press “*1” on your touch tone phone. To withdraw your request, you may press “*2.” Once again, if you would like to ask a question, please press “*1.” One moment please.

Oren Herschman with AIG Investment Partners, you may ask your question.

Mr. Herschman:	Hi, how are you?

Mr. Thoben:	Hi, Oren.

Mr. Herschman:	I have two financial questions. Can you just graph the overall company growth rate on the revenue side and do an overall picture for the year? I know you went through the segments and we can kind of do the math, but

I want to make sure it’s correlating with what you guys are thinking, and also on the gross margin goals for this coming year, can you kind of indicate what that goal would be in terms of where you would hope to exit the range for 2005?

Mr. Thoben:	Yeah Oren, I think we’re going to hold off on giving any more guidance than the guidance we’ve given by segment. In order to wrap the year we’d have to take the range of each one, and I guess I’m just not ready to do that at this point. We’ve got two months behind us. I think there are a number of very critical indices that we need to watch for over the next couple of months before we give any additional guidance. I think in general that you can expect that our growth in 2005 could come close to doubling what the growth in 2004 was, and if you look at the three business segments, HE, ET and Specialty, there are all very strong growth indications as we’ve given in the guidance. The one that’s going to be the biggest challenge to continue to grow is the Business Communications side, even though we’re going to see some growth on the branded side, the OEM side is going to be one that we’re going to be challenged with. Units will continue to grow at probably 30 or so percent, but if you look at how revenue’s going to grow, it really indicates that we’re giving up quite a bit on ASPs and margins are getting tougher and tougher, so we’re going to be very careful not to chase business for revenue’s sake at the expense of profits.

Mr. Herschman:	If I can interrupt for just one moment, what was that year over year revenue growth rate for 2004 versus 2003 on the company overall?

Mr. Thoben:	Fourteen percent.

Mr. Herschman:	Okay. And, I’ll ask you to answer my second question, if I may.

Mr. Thoben:	Okay, we have 33 percent margin, a little better than that for the fourth quarter, and I gave the breakdown by business segment as to how the margins currently are, so, you know, again, we believe that we’re out of the woods on these adjustments that we spoke about, but we’d like to go through a quarter first before we say this is completely fixed. And so we’re going to be cautious about predicting improvements in the gross margins. But really, when you look at the year, gross margins will be mostly affected by the mix of business, so the higher segments of Specialty and E-Transactions, if those do better then certainly the margins will go up, but as far as each individual segment showing improvement, it’s a little too early for us to predict that.

Mr. Herschman:	But shouldn’t, based on the growth rates that you indicated for each of the segments and the flatness in the business communications, shouldn’t that just by itself drive the margins up notably?

Mr. Thoben:	Yes, you can come to that conclusion.

Mr. Herschman:	Okay, and finally, just a question on MicroNav. It sounds like you have a lot of design wins that you’re not able to talk about at this point. You know, you gave guidance for the year in terms of growth rate, you know, but is it that you just think that a lot of these designs will just not end up coming to market and ramping and that’s why the growth rate is what it is or is it a matter of them pushing out further than a year?

Mr. Thoben:	It’s probably a combination of all of those, Oren. The number of design wins that we have is greater than the number of disclosed events. Obviously, we’re not in a position to pre-announce our customers’ products. We’re very comfortable and confident that we’ll be able to talk about additional design wins over the next couple of quarters. The key issue here is you can be in a family of products with a customer which is really staged to come out over time so that they’re not competing or cannibalizing their own products, and so we have a combination of both multiple projects with single customers as well as additional customers which we believe are queued into later the first half of 2005, as well as going into the back half of 2005.

Mr. Herschman:	Just if I may, one more follow-up, two more follow-ups, on MicroNav. You know, what are the customers liking about it and what kind of feedback in particular are you getting from your first cell phone design, because obviously that’s the highest volume market you’re pursuing.

Mr. Thoben:	The Siemens cell phone is relatively new. It’s sold in Europe. It’s my understanding that the product is going to be launched outside of Europe sometime in spring, early summer. As far as feedback, obviously we’re part of a much bigger system, so I don’t know that I’d have anything specific to our sensor technology, nor do I have anything really specific to their internal expectations versus actual sales of the cell phone. We’ll continue to push consumer electronics in general, and I think the first question you ask is why are we doing that and what’s the attractiveness of the technology? I think in most cases, well, actually with the exception of the cell phone, which is a brand new model not replacing technology and in most cases where we’re seeing the quickest adoption is where we’re replacing some other technology, or some other vehicle or hardware that either tried to achieve or was achieving similar applications. Those are the quickest ones, and the reason they are replacing them are typically cost, ease of integration and power consumption.

Mr. Herschman:	But in terms of the actual use on the consumer’s hand, you know, any feedback on that?

Mr. Thoben:	Oh, I don’t think the consumer has an awareness. Certainly on the MP3s, if you used an MP3 ring sensor that we make versus one that’s made by another manufacturer who makes those, I don’t think a consumer is going to be able to tell the difference. Most of the MP3 players manufacturers that we’re working with today are trying to create their own user interface so it becomes iconic to them; it’s an identifiable user interface that’s unique to them. So as we have announced, iRiver, and some of the other ones that you’ll hear about in the future, no two of them are identical in the implementation. The H10 is actually a vertical column that allows you to slide up and down and press in. And other ones could likely be a cross or an “X” or some other implementation.

Mr. Herschman:	And on the cell phone side, if I do recall, there was actually an advantage to the sensor mobility, you know, for navigating say a page, a webpage or something on the cell phone.

Mr. Thoben:	Right, and there are lots of advantages because of the three dimensions. I mean, in fact, specifically in the cell phone application, the harder you push on the sensor, so it’s sensing that third dimension of X, Y and Z; the harder you push on it, you actually can do something different in an application for the cell phone.

Mr. Herschman:	Okay, thank you very much.

Mr. Thoben:	Okay, Oren.

Operator:	Harvey Cohen with Laylo, you may ask your question.

Mr. Cohen:	Hi Michael. Hi Paul.

Mr. Thoben & Mr. Meyer:	Hello Harvey.

Mr. Cohen:	Guys, I, in the offering that you just completed last year, it’s my recollection that part of the use of proceeds, would, you’d be looking at acquisitions. Am I correct, and if so, have you, is anything out there that potentially could change things in 2005 or speed things up?

Mr. Thoben:	Yeah, I think, I mean the challenge for us, Harvey, is that, it’s also the opportunity. We are facing three, I think very significant opportunities or growth markets, and each one of them you could probably capitalize and fund an operation to chase the opportunity. Our balancing act is making sure that we don’t let expenses get ahead of revenue in those market opportunities. So, you know, obviously through acquisitions you can acquire, for example, software companies that may advance your cause. You know, we spent a lot of money and development time to create software specifically for the E-Transaction segment. We ended up doing that through a partnership and we ended up basically getting an exclusive licensing arrangement that’s been going on for a couple of years now, and in absence of capital to acquire the company, or in absence of a strategic desire at the time, we did not acquire that company. But I think that’s an area that would be logical for us to continue to look so that we get more vertical integration, and not just selling hardware, but also selling software, and that could apply in any one of the three markets, whether it’s software specific to home entertainment applications or software specific to consumer electronics applications, or additional software in the E-Transaction space.

Mr. Cohen:	Okay, thanks.

Operator:	Chris Ryder with Lucern Capital, you may ask your question.

Mr. Ryder:	Hi guys.

Mr. Thoben:	Hi, Chris.

Mr. Ryder:	As we go down the business segments, first regarding the target margins for Home Entertainment. Michael, in your address you talked about low 30s, and I think, Paul, you gave specific guidance to just 30. Can you be, is it low 30s, or 30, or is it going to be 29 or, how should we think about that margin?

Mr. Thoben:	I guess, it’s probably going to change, because here’s likely what’s going to happen. You’re going to see us move up and down. Where there’s a minimal amount of technology, meaning we have some technology in the current remotes today, you can get smaller margins. As we start to put our roadmap of technologies, for a period of time you can raise your margin expectations. So my, quite frankly I think that, you know, over a period of a couple of years, you’re going to see it actually come up and down depending on what technology goes in. Most of the contracts that we have today, and that’s both in the Business Communications and in the Home Entertainment, have built-in clauses where you start out on paper with your highest margin, and then it moves down either quarterly or semi-annually from there for the same product. And so you’ve got to be able to get your manufacturing costs going down from day one. So I think the range, you know, and when I say low 30s and Paul says 30, which is sort of his target, you’re probably looking at a target somewhere in the 30 to 32 range.

Mr. Ryder:	And if the fourth quarter gross margin was 26 percent, and that’s your peak margin on your current business, do you need to have new contracts in order to get the margin up, or can you take the existing book of business and get the margins towards that 30 to 32 percent number?

Mr. Thoben:	Yeah, actually, I want to answer it first and then Paul can take a crack at it. We’re not at peak at 26. We have gotten a lot of the efficiencies back into the manufacturing process that we didn’t have in the third quarter. So I actually think on the same business, exact same business, we ought to be able to get better margins out of that same business.

Mr. Meyer:	Yeah, I would say on that figure we’re in sync on that one, that we have not optimized the current production. The fourth quarter is only our second quarter of production, so we definitely have a lot of optimizing to do and to get to that target of 30, and we’re not quite there yet, and so we have some room to grow.

Mr. Thoben:	Okay, one of the challenges, Chris, and maybe this is a little bit of background for everybody who was on the call. We’re taking manufacturing out of Japan and moving it into China. That is physically not that difficult of a task, but psychologically it is very difficult because the Japanese have a standard which most of the world doesn’t fully appreciate, and so the amount of energy that goes into producing product to satisfy the Japanese domestic customer is significantly greater than what most of the product that’s built in China is up to par with. And so you find yourself with lower yields or expedited shipments or communication challenges that takes a bit to work its way out.

Mr. Ryder:	Okay. As we look at the ePad segment, one of the things that Sarbanes forced you to do, is to take revenue that would have been recognized in ’04 and push it into ’05. And the way I calculate it, it’s, you know, first quarter is $498,000 that was then recognized over three quarters that still left $189,000 to be recognized, and then in the fourth quarter an additional $825,000 to be recognized in ’05. That’s about a million dollars. So as we think about your new ePad revenue guidance of 60 to 70 percent, we’re starting off with basically a million in backlog. So should I be thinking 60 to 70 percent on the $5,500,000 just delivered?

Mr. Meyer:	Is that our operating margins there?

Mr. Ryder:	I’m talking about the revenue guidance of 60 to 70 percent.

Mr. Meyer:	Oh, I’m sorry.

Mr. Ryder:	Basically, if you take 20 percent of your revenue out of ’04, you’re adding it to ’05?

Mr. Meyer:	Well, you can’t exactly add it to ’05. I mean, it will deploy as quickly as our customer can deploy it, so we’re not in control of that, and if you look at $120,000, what we did in the fourth quarter, or what our customer did in the fourth quarter, then that’s our current run rate. So at that run rate, you’re not going to get it all into 2005. So, you know, they’ve been at an accelerating rate and so we’d certainly like to see it all in 2005, but again, we’re not in control of that.

Mr. Thoben:	Yeah, Chris, let me be real specific about - without disclosing who the customer is. I think Paul described the relationship we have with that customer, but basically, we are in a position of doing fulfillment for the customer directly to our customer’s customers. So when they go on line, they basically connect to a web site, which we do the fulfillment with a dedicated, customized OEM product for them. So we have no ability to influence that at all, we’re just in the fulfillment cycle, and if they could sell all that product in 6 months or they could sell that product in 2 years, so I think you’ve got to be careful about applying the direct shipment that came out of last year into this year into any particular quarter, and that’s why we’re taking a very conservative approach, because we don’t really have much insight as to what our customer is doing on a run-rate because basically a couple of quarters of ramp-up, and that appears to be doing very well. We know what their strategic plans are, but to try to build that million dollars into our plan, I think would be a dangerous proposition.

Mr. Ryder:	As we look at this evolution of ePad, from the missionary selling to a more broad acceptance, one of the things that you were able to point to in the body of your presentation is that you expect that in addition to Wells Fargo, another two to three major banks could be signed.

Mr. Thoben:	Right.

Mr. Ryder:	Um, is it the same order of magnitude of placements? Or is it a different function?

Mr. Thoben:	I think there are probably, let’s call it ten major banks. You could probably even narrow that to five. You get a peer group of Wells, and you know, most of those banks are people that we’ve been talking to for some period of time, so it would be our expectation that, you know, in 2005, that we would sign up those banks as they decide to roll out their electronic paperwork solutions, and I don’t know what phase we’ll be at, Chris, if it’s, you know, we signed hardware first with Wells Fargo and later software. And we have signed with smaller bank software first and then hardware, so I wouldn’t want to try to speculate. I can just tell you that based on the number of banks that we’re talking to, and how close they’re getting to making their strategic decision to go to a digital format versus ink and paper, is a very high probability, and we’re getting enough signs that we feel comfortable to say that we should be able to sign two to three in the next calendar year.

Mr. Ryder:	Has your initial Wells Fargo deployment broadened at all beyond the business?

Mr. Thoben:	Uh, it actually has, or it’s in the process. They haven’t gotten into a lot of details publicly, so I can’t, but the relationship is doing well. They’re still in the process of deploying the original batch of hardware products. So if you walk into a number of Wells Fargos around, you may or may not see the hardware sitting on the desktops yet. So that’s actually ongoing. It’s obviously not just our hardware, it’s other pieces of hardware, but while they’re deploying that, they’re actually examining other opportunities to utilize electronic work flow, which includes our hardware and software.

Mr. Ryder:	And in the auto finance vertical, Route One, how many dealerships do they have?

Mr. Thoben:	They haven’t disclosed that yet.

Mr. Ryder:	Is it as big as the DealerTrack dealership network?

Mr. Thoben:	Well, I would say they’re going to use this same target, Chris, with possibly more dealers, as well. I think these are the, you know, two of the top three or four guys out there doing this.

Mr. Ryder:	Again, what I’m trying to understand is, the 60 to 70 percent revenue target. I mean, DealerTrack by itself had a $200 ASP with a $5 million potential placement. If Route One is as big as DealerTrack, that’s potentially another $5 million placement, or $10 million of total revenue just for one application. My understanding of what Stewart Title is doing with e-mortgage is as big as that - another $5 to $10 million of potential revenue, and if, in fact, Wells Fargo is going to deploy it beyond their business platforms, we’re talking about another $5 to $10 million of revenue. It seems like your guidance is, doesn’t give enough to the potential for the ePad opportunity in the near term, and I’m just wondering why the conservativism.

Mr. Thoben:	Well, I think the nature of today’s environment causes companies to be far more conservative in everything they do, and I would tell you that my personal belief is, we’re going to continue to take a very conservative approach until we get really strong indications that we can say and do things with a great deal of reliability.

Mr. Ryder:	Is the gross margin in those opportunities any different than the current gross margin for that product line?

Mr. Thoben:	Are you talking about E-Transactions?

Mr. Ryder:	In ePad area, you delivered a...

Mr. Thoben:	You know, I think the larger the opportunity gets, the more we’re likely to give up on the margin side, so if you’re doing things where it’s 1,000 units or 2,000 units, I think that’s a reasonable target that Paul’s given. When you start looking at, you know, 5, 10, 15, or even 25,000 units, I think it’s reasonable to expect that, you know, your selling price will come down, and obviously you get some economies of scale when you’re building products. So, you know, I would not adjust the margins at this point. I think we’ve given you a pretty good indication where we see the margin coming out. And the reason I can say that with some confidence is that we’re selling more and more software all the time, and then we’re now selling software virtually with every ePad that we sell today, and that’s very different than where we were 2 years ago.

Mr. Ryder:	Okay. And then finally, on the ePad outlook, I’m sorry, on the MicroNav outlook, when you talk about 25 to 35 percent growth, that - in the Specialty line, year over year, it seems like the MicroNav contribution should be better than a 25 to 35 percent growth rate. Is the reason for that, is it because of the runoff of the X-box, or is there something else going on?

Mr. Thoben:	Yeah, I think there’s, actually, there is, it is some of that. There is, business that’s leaving, and business that’s coming in all the time, so there is definitely that. It’s more a timing issue than anything else, Chris. You’ll see more consumer products introduced in the back half of the year just because that’s the seasonality of that business. You know, we got an awful lot of attention with the H10, with the iRiver H10 product. That accelerated our awareness from other manufacturers significantly. And just the development cycle on lead times for these guys is pretty significant, and to supply a major component for, you know, a company like iRiver or Panasonic or Toshiba or Apple or anybody who makes millions of these units, you’ve got to go through a development cycle, and sort of a proof cycle, where you can demonstrate your capabilities to produce millions of units, or hundreds of thousands of units, and virtually defect free. And so, that just takes some time. It’s not an off-the-shelf product. It’s a new design-end product that’s unique, and everyone of them needs to be proven out. And that was one of the comments that I made early on about us being impressed or pleased with how quick, or how quickly we got into this market and started actually recording revenue. And all of that revenue actually occurred late in the third quarter and into the fourth quarter.

Mr. Ryder:	But as I think about the opportunity, if I’m still using about $1 ASP per device sold, and it’s sort of a light switch situation in that one day you’re not on the platform and the next day you are, I mean, the ramp should be much more significant than, you know, a $5 million segment going up to $6 million.

Mr. Thoben:	Yeah. And, quite frankly, I think there’s a strong possibility that you’ll see that, and I alluded to that comment that there’s a tremendous upside on that at this point.

Mr. Ryder:	Okay. Thank you.

Mr. Thoben:	All right. Thanks.

Operator:	Thank you. At this time we have no further questions. If you’d like to hear the replay for today’s conference, you may call in at 1-866-485-4173, or the toll number of 1-203-369-1624. The replay is good until April 22 at 4 p.m. Central Time. Thank you. This concludes today’s conference call. You may disconnect at this time.